EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-33693, No. 333-82205, No. 333-105726, No. 333-118351 and No. 333-134897 of Williams-Sonoma, Inc. on Form S-8 of our report dated June 28, 2006, appearing in this Annual Report on Form 11-K of the Williams-Sonoma, Inc. Associate Stock Incentive Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

June 28, 2006